Exhibit 21.1
SUBSIDIARIES OF TELESAT CANADA1

State or Other Jurisdiction of
Subsidiary	Incorporation or Organization

Infosat Communications GP Inc.	Canada

Infosat Communications LP	Ontario

Infosat Able Holdings, Inc.	Delaware

Telesat Satellite Holdings Corporation	Delaware

Skynet Satellite Corporation	Delaware

Telesat International, L.L.C.	Delaware

Telesat Brazil Holdings LLC	Delaware

Telesat LLC	Delaware

Telesat Network Services, Inc.	Delaware

Telesat Network Services International, Inc.	Delaware

Telesat NS, Inc.	Delaware

Telesat NS Holdings, L.L.C.	Delaware

Telesat Network Services Holdings, L.L.C.	Delaware

Telesat NS, L.L.C.	Delaware

Telesat Network Services, L.L.C.	Delaware

Telesat Satellite GP, LLC	Delaware

Telesat Satellite LP	Delaware

Telesat Communications Services, Inc.	Delaware

Able Infosat Communications, Inc.	Texas

Telesat Space Participçŏes Ltda.	Brazil

Telesat Brasil Capacidade de Satélites Ltda.	Brazil

[1]	Excludes certain subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) as of the year ended December 31, 2008.

State or Other Jurisdiction of
Subsidiary	Incorporation or Organization

Telesat Serviços de Telecomunicação Limitada	Brazil

Telesat Brasil Limitada	Brazil

Telesat (IOM) Limited	Isle of Man
ADDITIONAL SUBSIDIARIES OF TELESAT HOLDINGS INC.

State or Other Jurisdiction of
Subsidiary	Incorporation or Organization

Telesat Interco Inc.	Canada

Telesat Canada	Canada